Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No.1 to the Registration Statement of Provention Bio, Inc. on Form S-3 to be filed on or about February 24, 2022 of our reports dated February 25, 2021, on our audits of the financial statements as of December 31, 2020 and 2019 and for each of the years in the three-year period ended December 31, 2020, and the effectiveness of Provention Bio, Inc.’s internal control over financial reporting as of December 31, 2020, which reports were included in the Annual Report on Form 10-K filed February 25, 2021. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

February 24, 2022